Exhibit 10.42

          SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

     This Agreement, made and entered into on this ____ day of __________, 19__, and made effective as of October 13, 1997, by and between Enron Corp., (Employer") and Jeffrey K. Skilling ("Employee"), is an amendment to that certain Employment Agreement between the parties entered into and made effective on January 1, 1996 (the "Employment Agreement").

     WHEREAS, the parties desire to amend the Employment
Agreement as provided herein;

     NOW, THEREFORE, for and in consideration of the covenants contained herein, and for other good and valuable considerations, the parties agree as follows:

     1. Article 1: Employment and Duties: Section 1.1 shall be deleted in its entirety and the following inserted in its place:

          "1.1 The term of employment under this Agreement shall be for six years, from January 1, 1996 to December 31, 2001 (the "Term"). Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of January 1, 1996, and continuing through December 31, 2001, subject to the terms and conditions of this Agreement.

     2. Section 2.3 (a), (b), and ( c ) shall be deleted and the following inserted in its place:

          "(a) Employee hereby waives his right to receive a Phantom Equity Grant equal to 5% of the value of the retail aspects of Employer's business.

          (b)  Employee shall receive an option to purchase
          972,090 shares of Enron Corp Common Stock. The grant shall be effective upon October 13, 1997 with standard vesting of 20% immediately upon grant and 20% on each anniversary date of the grant.

          (c   Employee shall receive a grant of 263,158
          shares of Enron Corp Restricted Stock. The grant shall be effective upon October 13, 1997 and shall vest 33-1/3% on each of the first three grant date anniversaries, October 13, 1998, October 13, 1999, and October 13, 2000.

          (d) Employer shall loan to Employee the sum of 4 Million Dollars ($4,000,000.00) which shall accrue interest at the October 1997 mid-term Applicable Federal Rate (AFR) of 6.24%, compounded semi-annually until maturity date of December 31, 2001. If Employee fully performs all duties and responsibilities expected of him in his position and under this Agreement through December 31, 2001, 50% of the loan shall be forgiven by Employer and the remaining 50% shall be repaid to Employer by Employee. Employee shall be responsible for 100% of the loan interest. In the event Employee voluntarily terminates his employment or is terminated for cause prior to December 31, 2001, the entire loan and interest shall be due and payable."

     This Agreement is the Second Amendment to the Employment Agreement, and the parties agree that all other terms, conditions and stipulations contained in the Employment Agreement shall remain in full force and effect and without any change or modification, except as provided herein.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


JEFFREY K. SKILLING           ENRON CORP.


/s/  JEFFREY K. SKILLING      /s/  PEGGY B. MENCHACA
Date:                         Name:  Peggy B. Menchaca
                              Title: Vice President & Secretary
                              Date: